Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Crown Electrokinetics Corp. on Form S-3 of our report dated June 21, 2021, with respect to our audits of the financial statements of Crown Electrokinetics Corp. as of March 31, 2021 and 2020 and for the years ended March 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of Crown Electrokinetics Corp. for the year ended March 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

January 12, 2022